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                                                                     Exhibit 2.1

(CDA LOGO)

                              ACQUISITION AGREEMENT

This Agreement dated the twentieth day of November, 2003 between ProMortgage Corporation, a California Corporation (the SELLER or the Company) and Consumer Direct of America Inc., a Nevada corporation, with its principal place of business in Las Vegas, Nevada ("BUYER").

                                     WITNESS

WHEREAS, SELLER owns ten thousand (10,000) shares (the "Shares") of the Company which constitute all of the outstanding and issued common shares of the Company, and which SELLER wishes to exchange with BUYER for shares of BUYER and which BUYER wishes to acquire from SELLER on the terms hereinafter set forth;

WHEREAS, the Company deems that it is in its best interest of the Company for BUYER to purchase the Shares, and the Company is entering into this Agreement to induce the BUYER to enter into this tax-free exchange of Shares in accordance with this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.    EXCHANGE OF SHARES:

      At the Closing which will occur on or about November 20, 2003, SELLER will exchange, assign and deliver to BUYER all of their respective shares of the Company in exchange for Three Million (3,000,000) shares of the common stock of BUYER, subject and according to the terms and conditions of this Section. The 3,000,000 shares of BUYERS stock shall he apportioned among SELLER as follows: Brenda Cantu - 1,350,000 shares; Edward Rubinstein - 1,350,000 shares; Randi Ryan - 300,000 shares.

2.    STOCK VALUATION PROTECTION

      2.1 Twelve months from the closing date, the average closing price of the BUYER's trading stock from the previous five (5) trading days as listed on NASDAQ.com. shall be calculated and if the price per share is less than one dollar ($1.00) per share, SELLER
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            shall be entitled to ADDED SHARES according to the following formula. Two million dollars $2,500,000 shall be divided by the calculated share price to determine the NEW SHARES. The NEW SHARES calculation shall be compared with 3,000,000 shares issued at closing and the difference between the two shall be deemed to be the ADDED SHARES. The ADDED SHARES shall be issued by BUYER to SELLER at no cost to SELLER. No ADDED SHARES shall be issued if the trading price referenced above is one dollar ($1.00) per share or greater. All shares and the share price of one dollar ($1.00) are pre-reverse should a reverse split occur (i.e. in the event of a reverse split the stock valuation shall not be less than $1.00 per share). The parties agree that these exchanges shall be treated for all as a tax-free reorganization (REORG) pursuant to Sections 354 and 368 of the Internal Revenue Code.

3.    COVENANTS OF SELLER

      3.1 From the date of this Agreement until the third anniversary thereof, SELLER will not engage directly or indirectly in developing or operating a call center based direct solicitation mortgage brokerage business (the "Business), except in connection with the Company's call center based direct solicitation mortgage brokerage business, and will not Invest in or provide loans or other credit facilities to any person, corporation, partnership or other entity which engages directly or indirectly in any aspect of the Business, but this covenant will not preclude SELLER from acquiring securities which are traded publicly.

      3.2 SELLER will not use or disclose any trade secrets or other proprietary or confidential information pertaining to any aspect of the Business.

      3.3   SELLER acknowledge that violation of any of the provisions of this
            Section 3 will cause irreparable loss and harm to both the Company and BUYER, which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, in the event of a breach or related breach by SELLER of any of the provisions of this Section 3, each of the Company and BUYER shall be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, and SELLER agree that it will not be a defense to any request for such relief that Company or BUYER has an adequate remedy at law.


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      3.4   Notwithstanding the foregoing, the Company and BUYER shall have other legal remedies as may be appropriate under the circumstance including, inter alla, recovery of damages occasioned by such breach.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER

      4.1   SELLER represents and warrants to the BUYER as follows:

            (a) The Company is duly incorporated and validly existing under the laws of Nevada; the Company is duly qualified to conduct business in all jurisdictions where it is required to qualify; the Company has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by either of them under or in connection with this Agreement; and the Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes, and any such other agreement or document when executed will constitute, the legal, valid and binding obligations of SELLER and the Company enforceable against SELLER and the Company in accordance with their respective terms.

            (b) Neither the execution nor delivery of this Agreement nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                  (i) contravene any provision of law or any statute, decree, rule or regulation binding upon SELLER or the Company or contravene any judgment, decree, franchise, order or permit applicable to SELLER or the Company; or

                  (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of, or Constitute a default (with or without the giving of notice or passage of time or both) under the Articles of Incorporation or By-Laws of the Company or any agreement or other instrument to


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                        which SELLER or the Company is a party or by which
                        either is bound, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets, rights, contracts or other property of the Company.

            (c) All authorizations, consents approvals of, or exemptions by, any governmental, judicial or public body or authority required to authorize, or required in connection with (i) the execution, delivery and performance of this Agreement by SELLER and the Company, or (ii) any of the transactions contemplated by this Agreement, or (iii) any of the certificates instruments or agreements executed by SELLER or the Company in connection with Agreement or (iv) the taking of any action by SELLER or the Company, have been or at the Closing will have been obtained and at the Closing will be in full force and effect.

            (d) EXHIBIT A herein contains true and complete copies of the Articles of Incorporation and By-Laws of the Company, and the same have not been amended and are in full force and effect.

            (e) The Company has filed all tax returns that it has been required to file and has paid all taxes and interest and penalties, if any, which it has been required to pay.

            (f) EXHIBIT B sets forth all of the assets and liabilities, tangibles and intangibles of the Company, including third party contracts. All of the information concerning the Company's Assets contained in said EXHIBITS is true and correct.

            (g) There is no litigation or arbitration or administrative proceeding or claim asserted pending or threatened respecting or involving the business or the Company or any of the Company Assets or other assets of the Company.

            (h) EXHIBIT C contains a full list of all the officers, directors, employees and agents of the Company, their salaries and other compensation (cash and deferred).


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5.    REPRESENTATIONS AND WARRANTIES OF BUYER

      5.1   BUYER represents and warrants to SELLER and the Company as follows:

            (a) BUYER is duly incorporated and validly existing under the laws of Nevada: it has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by it under or in connection with this Agreement; and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes the legal, valid and binding obligations of BUYER enforceable against BUYER in accordance with its respective terms.

            (b) Neither the execution nor delivery of this Agreement, nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                  (i) contravene any provision of law or any statute, decree, or regulation binding upon BUYER or containing any judgment, decree, franchise, order or permit applicable to BUYER.

6.    INDEMNITIES

      6.1 The representations and warranties of the Company, SELLER and BUYER will be deemed made on execution of this Agreement and at the simultaneous Closing, and all of those representations and warranties and all of the covenants and obligations of the parties under this Agreement will survive the Closing.

      6.2 BUYER will hold each of SELLER and the Company harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which either SELLER or the Company incurs by reason of any representation or warranty of BUYER being incorrect or by reason of any breach by BUYER of any of its covenants or obligations under this Agreement.


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      6.3   The Company will hold BUYER harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which BUYER incurs by reason of any representation or warranty of the Company being incorrect or by reason of any breach by the Company of any of its covenants or obligations under this Agreement

7.    GOVERNING LAW

      This Agreement will be governed by and construed in accordance with the laws of the State of California. Any dispute arising form this agreement will be the laws of the State of California, Marin County.

8.    AMENDMENT AND WAIVER

      8.1 This Agreement may not be amended or terminated except by an instrument in writing signed by all of the parties hereto.

      8.2 No provision of this Agreement and no right or obligation under this Agreement may be waived except by an instrument in writing signed by the party waiving the provision, right or obligation in question.

9.    ASSIGNMENT

      No party may transfer or assign any of its rights or obligations under this Agreement and any attempt thereat shall be null and void.

10.   NOTICES

      10.1 Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party under this Agreement shall be in writing and shall be sent to that party with copy at the addresses or fax numbers set forth below or in the event of a change in any address or number, then to such other address or fax number as to which notice of the change is given.

            (a)   If to SELLER and the Company;
                            PRO MORTGAGE
                            101 NELLEN AVE.
                            CORTE MADERA, CA.
                            94925


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            (b)   If to the BUYERS;
                            CONSUMER DIRECT OF AMERICA INC.
                            6330 S. SANDHILL RD SUITE 8
                            LAS VEGAS, NEVADA
                            89120
                            ATTN: MICHAEL A. BARRON

11.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement among the parties with respect to the matters described herein and supersedes any and all prior agreements.

IT WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLERS


/s/ Edward Rubinstein
--------------------------------------------------------------------------------
PRO MORTGAGE
BY:  EDWARD RUBINSTEIN
     CHIEF FINANCIAL OFFICER


/s/ Brenda Cantu
--------------------------------------------------------------------------------
PRO MORTGAGE
BY:  BRENDA CANTU
     PRESIDENT



--------------------------------------------------------------------------------
PRO MORTGAGE
BY:  RANDI RYAN


BUYERS


/s/ Michael A. Barron
--------------------------------------------------------------------------------
CONSUMER DIRECT OF AMERICA INC.
BY:  MICHAEL A. BARRON
     CHIEF EXECUTIVE OFFICER


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                                    EXHIBIT A

ARTICLES OF INCORPORATION AND BY-LAWS


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                                    EXHIBIT B

ASSETS, LIABILITIES, TANGIBLES AND INTANGIBLES


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                                    EXHIBIT C


OFFICER, DIRECTORS, AGENTS AND EMPLOYEES OF THE COMPANY
SALARIES AND COMPENSATION (OF THE ABOVE)


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